Exhibit 10.2

[    ]    Optionee’s Copy

[    ]    Company’s Copy

FTI CONSULTING, INC. 2006 GLOBAL LONG-TERM INCENTIVE PLAN

NONQUALIFIED STOCK OPTION AWARD AGREEMENT

To                      (“Optionee”):

FTI Consulting, Inc. (the “Company”) has granted you an award (the “Award”) of an option (the “Option”) under the FTI Consulting, Inc. 2006 Global Long-Term Incentive Plan, as adopted effective June 6, 2006, as further amended from time to time (the “Plan”), to purchase                          shares of the common stock, $0.01 par value (“Common Stock”) of the Company (the “Shares”), at              per share (the “Exercise Price”). The effective “Grant Date” will be                                 , 2      , subject to your signing and promptly returning a copy of this Agreement (as defined below) to the Company.

This Stock Option Award Agreement (the “Agreement”) evidences the grant of the Option. This Agreement and the Award of the Option for the Shares are made in consideration of your employment with the Company or your Employer (as hereafter defined) and in fulfillment of applicable terms of your written Employment Agreement dated                         , 2       (“Employment Agreement”), between you and the Company or an Affiliate of the Company (the “Employer”). The Award is subject in all respects to and incorporates by reference the terms and conditions of the Plan.

A copy of the Plan and the Prospectus for the Plan, as amended from time to time (the “Prospectus”), is attached. By executing this Agreement, you acknowledge that you have received a copy of the Plan and the Prospectus for the Plan. You may request additional copies of the Plan or Prospectus by contacting the Secretary of the Company at FTI Consulting, Inc., 500 East Pratt Street, Suite 1400 Baltimore, Maryland 21202 (Phone: (410) 951-4800). You also may request from the Secretary of the Company copies of the other documents that make up a part of the Prospectus (described more fully at the end of the Prospectus), as well as all reports, proxy statements and other communications distributed to the Company’s security holders generally.

The Option is intended to be and will be treated as a nonstatutory stock option.

(1)	Vesting.

a.	As of Grant Date. The Option is nonvested, nonexercisable and forfeitable as of the Grant Date. No nonvested Option Shares shall become vested and exercisable after your employment with the Company and its Affiliates ceases unless this Agreement provides to the contrary.

b.	Expiration. The Option will expire at the earlier of (i) 5:00 p.m. Eastern Time on , 2 , or (ii) the forfeiture of such Option as otherwise provided in this Agreement.

c.	Normal Vesting.

Except as provided otherwise in this Agreement, provided that (i) your “Service” (as hereafter defined) with the Company or an Affiliate of the Company continues through the applicable date upon which vesting is scheduled to occur, and (ii) that you meet the applicable “Stock Ownership Requirement” (as hereafter defined) on such vesting date,             % of the Option Shares shall vest on each anniversary of the Grant Date and be exercisable upon such date, such that 100% of the Option Shares shall be vested on the              anniversary of the Grant Date and be exercisable thereafter. Subject to the next two paragraphs, the applicable Stock Ownership Requirement must be met on the applicable vesting date; otherwise, the applicable portion of Option Shares scheduled to vest on such vesting date shall be immediately forfeited for no consideration on such date.

If you are unable to meet the applicable Stock Ownership Requirement on the applicable vesting date because you are unable to acquire or purchase shares of Common Stock on such date (or on any of the ten business days preceding such vesting date) due to applicable securities law or Company policy, you shall have thirty days from the first subsequent date (or, if later, the applicable vesting date) on which you are able to acquire or purchase shares of Common Stock to meet the applicable Stock Ownership Requirement. If you meet the applicable Stock Ownership Requirement during such thirty-day period, the applicable portion of Option Shares shall vest on the date such Stock Ownership Requirement is met. If you do not meet the applicable Stock Ownership Requirement during such thirty-day period, the applicable portion of Option Shares shall be forfeited for no consideration at the end of such thirty-day period.

The Stock Ownership Requirement vesting condition provided under item (ii) of the first sentence of the first paragraph above shall cease upon the earlier of (i) your employment with the Company or your Employer terminating, or (ii) you completing six years of consecutive Service.

d.	Termination due to Death. Provided that your administrator or executor, on behalf of your estate, executes a “Release” (as hereafter defined) as soon as administratively feasible following your death in accordance with the Employment Agreement, the Option Shares that are not then vested and exercisable shall vest 100% and be exercisable in full upon your death. Vested Option Shares shall be exercisable until the earlier of (i) the expiration date set forth in Section 1(b) of this Agreement and (ii) the date that is 12 months following the date of your death, and any unexercised Option Shares shall be forfeited for no consideration thereafter.

e.	Termination by the Company due to Disability. Provided that you (or your legally authorized guardian or personal representative, on your behalf) execute a Release as soon as administratively feasible following your termination by the Company or your Employer due to Disability in accordance with the Employment Agreement, the Option Shares that are not then vested and exercisable at the date of termination shall vest 100% and be exercisable in full upon completion of the Restricted Period (or if you die prior to completion of the Restricted Period, the date of your death). Vested Option Shares vested at the date of termination shall be exercisable until the earlier of (i) the expiration date set forth in Section 1(b) of this Agreement and (ii) the date that is 12 months following the date of termination of your employment, and any unexercised Option Shares shall be forfeited for no consideration thereafter. Any outstanding Option Shares which vest upon completion of the Restricted Period shall be exercisable until the earlier of (i) the expiration date set forth in Section 1(b) of this Agreement and (ii) the date that is 90 days following such vesting date, and any such vested Option Shares which are not exercised shall be forfeited for no consideration thereafter. Any outstanding Option Shares which vest upon the date of your death shall be exercisable until the earlier of (i) the expiration date set forth in Section 1(b) of this Agreement and (ii) the date that is 12 months following the date of your death, and any such vested Option Shares which are not exercised shall be forfeited for no consideration thereafter. Notwithstanding the foregoing, if you fail to continue to comply with the non-solicitation provisions and/or non-competition provisions set forth in the Employment Agreement until the expiration of the Restricted Period (or if you die during the Restricted Period, until your date of death), all unexercised Option Shares, vested and nonvested, will be immediately forfeited for no consideration upon such non-compliance.

f.

Termination by the Company without Cause, Termination by Notice of Non-Renewal of the Employment Agreement by the Company, or Termination by Employee for Good Reason. In the event of termination of your employment by the Company or your Employer without “Cause” (as hereafter defined), termination of your employment due to non-renewal of the Employment Agreement by the Company or your Employer pursuant to the notice provision of Section 2 of your Employment Agreement, or termination of your employment by you for “Good Reason” (as hereafter defined) as provided under the Employment Agreement, and provided that you execute a Release on or about such termination in accordance with the Employment Agreement, the Option Shares that are not then vested and exercisable at the date of termination shall vest 100% and be exercisable in full upon completion of the Restricted Period, provided that if your employment terminates upon or after completion of five years of consecutive Service but prior to or coincident with the completion of six years of consecutive Service, the portion of the Option Shares that was scheduled to vest during the Restricted Period shall vest on such earlier applicable vesting date. Option Shares vested at the date of termination shall be exercisable until the earlier of (i) the expiration date set forth in Section 1(b) of this Agreement and (ii) the date that is 90 days following the date of termination of your employment, and any such vested Option Shares which are not exercised shall be forfeited for no consideration thereafter. Any outstanding Option Shares which vest following the date of termination of your employment shall be exercisable until the earlier of (i) the expiration date set forth in Section 1(b) of this Agreement and (ii) the date that is 90 days period following such vesting date, and any such vested Option Shares which are not exercised shall be forfeited for no consideration thereafter. Notwithstanding the foregoing, if you fail to continue to comply with the non-solicitation provisions and/or non-competition provisions set forth in the Employment Agreement until the expiration of the Restricted Period, all unexercised Option Shares, vested and nonvested, will be immediately forfeited for no consideration upon such non-compliance.

g.	Termination by the Company for Cause. In the event of termination of your employment by the Company or your Employer for Cause, all vested Option Shares shall be exercisable to the date of such termination, and regardless if vested or nonvested, all Option Shares shall be immediately forfeited for no consideration upon such termination.

h.	Termination due to Retirement. In the event of you terminating your employment due to “Retirement” (as hereafter defined) as provided under the Employment Agreement, and provided that you execute a Release on or about such termination in accordance with the Employment Agreement, the Option Shares that are not then vested at the date of termination shall vest upon the passage of the time established for vesting of such Option Shares under Section 1(c) hereof. All other conditions or criteria other than the passage of time for vesting of such Option Shares set forth under Section 1(c) hereof shall be waived by the Company. Vested Option Shares shall be exercisable until the Option expires as provided under Section 1(b), and any such vested Option Shares which are not exercised prior to such expiration shall be forfeited for no consideration at such time. Notwithstanding the foregoing, if you fail to continue to comply with the non-solicitation provisions and/or non-competition provisions set forth in the Employment Agreement through the “Compliance End Date” (as hereafter defined), then all unexercised Option Shares, vested and nonvested, will be immediately forfeited for no consideration upon such non-compliance.

In the event that you die while in Retirement status and prior to the Compliance End Date, the Option Shares that are not then vested and exercisable shall vest 100% and be exercisable in full upon your death. Vested Option Shares shall be exercisable until the earlier of (i) the expiration date set forth in Section 1(b) of this Agreement and (ii) the date that is 12 months following the date of due to death, and any unexercised Option Shares shall be forfeited for no consideration thereafter.

i.

Termination by Employee due to Resignation, or Termination due to Non-Renewal of the Employment Agreement by Employee. In the event of you terminating your employment for any reason (excepting Retirement or Good Reason, if applicable), or you terminating your employment due to non-renewal of the Employment Agreement pursuant to the notice provision of Section 2 of your Employment Agreement, and if such termination occurs upon or after completion of five years of consecutive Service, and provided that you execute a Release on or about such termination in accordance with the Employment Agreement, the portion of the unvested Option Shares (if any) that was scheduled to vest during the Restricted Period shall vest upon the (i) applicable vesting date if such termination occurs prior to or coincident with the completion of six years of consecutive Service or (ii) upon the expiration of the Restricted Period if such termination occurs after the completion of six years of consecutive Service. All Option Shares that are not then vested at the date of termination which would not vest pursuant to the prior sentence shall be immediately forfeited for no consideration upon such termination. In the event of you terminating your employment for any reason (excepting Retirement or

Good Reason, if applicable) prior to completion of five years of consecutive Service, all unexercised Option Shares, vested and nonvested, shall immediately be forfeited for no consideration upon the date of termination. Option Shares vested at the date of termination, to the extent not forfeited pursuant to the prior sentence, shall be exercisable until the earlier of (i) the expiration date set forth in Section 1(b) of this Agreement and (ii) the date that is 90 days following the date of termination of your employment, and any such vested Option Shares which are not exercised shall be forfeited for no consideration thereafter. Option Shares which vest after termination pursuant to this subsection shall be exercisable until the earlier of (i) the expiration date set forth in Section 1(b) of this Agreement and (ii) the date that is 90 days following such vesting date, and any such vested Option Shares which are not exercised shall be forfeited for no consideration thereafter. Notwithstanding the foregoing, if you fail to continue to comply with the non-solicitation provisions and/or non-competition provisions set forth in the Employment Agreement through the Restricted Period, all unexercised Option Shares, vested and nonvested, will be immediately forfeited for no consideration upon such non-compliance.

j.	Change in Control. In the event of any transaction resulting in a Change in Control of the Company, the Option Shares that are not then vested and exercisable shall vest 100% and be exercisable immediately prior to the consummation of the Change in Control. Notwithstanding the foregoing, (i) if you fail to continue to comply with the non-solicitation provisions and/or non-competition provisions set forth in the Employment Agreement until the expiration of the Restricted Period, all unexercised Option Shares will be immediately forfeited for no consideration upon such non-compliance, and (ii) if you fail to continue to comply with the non-solicitation provisions and/or non-competition provisions set forth in the Employment Agreement until the earlier of (1) the expiration of the Restricted Period or (2) the date you complete six years of consecutive Service, you must immediately repay to the Company the intrinsic value (determined for each Option Share as the excess, if any, of the Fair Market Value of a share of Common Stock on the date of vesting, over the Exercise Price of the Option Share) of any Option Shares that vested as a result of the Change in Control.

k.	Certification. On and after your termination for any reason, the Company may require, in its sole discretion, that you (or if applicable, your legally authorized guardian or personal representative) execute a periodic certification (but no more than once per calendar year) stating that you are not in violation of the non-solicitation provisions and/or non-competition provisions set forth in the Employment Agreement. Notwithstanding any provision in Section 1 above, failure to execute such periodic certification shall result in any Option Shares that would have otherwise vested after the date the Company required such certification to become vested on the date Employee subsequently executes such certification.

l.	Release. The failure to timely execute a Release in accordance with the Employment Agreement on or about the applicable date of termination, or as soon as administratively feasible following the date of termination in the case of termination due to Disability or death, as required under Section 1 above by you (or if applicable, your executor, administrator, or legally authorized guardian or personal representative) shall result in the forfeiture of the applicable Option Shares for no consideration. The determination of whether a Release is timely executed on or about the applicable date of termination, or as soon as administratively feasible following the date of termination in the case of termination due to Disability or death, as provided under Section 1 above, shall be made by the Company in its reasonable discretion; provided however, that the Company must notify you (or if applicable, your executor, administrator, or legally authorized guardian or personal representative) in writing that the Release must be timely executed, and provide you 60 days after receipt of such notice to provide an executed Release to the Company. If you fail to provide an executed Release to the Company within the 60-day period, the failure to timely execute a Release shall be deemed to occur upon the expiration of such 60-day period.

m.

Minimum Exercise and Fractional Shares. You may exercise any vested Option Shares only in multiples of whole Shares and may not exercise the Option as to fewer than one hundred Shares (unless the Option is then exercisable for fewer than one hundred Shares) at any one time. At the time of exercise, the Company will round down any fractional Shares but will not make any cash or other payments in settlement of fractional Shares eliminated by rounding.

n.	Stock Ownership Requirement. This Award is designated as a “Stock Ownership Requirement Award.”

(2)	Method of Exercise. Subject to this Agreement and the Plan, you may exercise the Option only by notice to the Company, in such form and manner as the Committee may require, on or before the Option’s expiration date or earlier forfeiture. Each such notice must:

a.	state the election to exercise the Option and the number of Shares with respect to which it is being exercised;

b.	contain such representations as the Company may require; and

c.	be accompanied by full payment of the Exercise Price payable for the Shares or properly executed, irrevocable instructions, in such manner and form as the Committee may require, to effectuate a broker-assisted cashless exercise through a brokerage firm acceptable to the Committee. The Exercise Price may be paid to the Company via cash, check, money order or wire transfer, and subject to such limits as the Committee may impose from time to time, tender (via actual delivery or attestation) of other shares of the Company’s Common Stock previously owned by you.

For all purposes of this Agreement and the Plan, the date of exercise will be the date on which you have delivered the notice and any required payment (or, in the case of a broker-assisted cashless exercise, irrevocable broker instructions acceptable to the Committee) to the Company.

(3)	Stock Certificates. As soon as practicable after exercise of the Option, the Company will deliver a share certificate to you, or deliver Shares electronically or in certificate form to your designated broker on your behalf, for the Shares issued upon exercise. Any share certificates delivered or Shares delivered electronically will, unless the Shares are registered and such registration is in effect, or an exemption from registration is available, under applicable federal and state law, bear a legend (or electronic notation) restricting transferability of such Shares.

(4)	Postponement of Deliver. The Company may postpone the issuance and delivery of any Shares for so long as the Company determines to be necessary or advisable to satisfy the following:

a.	the completion or amendment of any registration of the Shares or satisfaction of any exemption from registration under any securities law, rule, or regulation;

b.	compliance with any requests for representations; and

c.	receipt of proof satisfactory to the Company that a person seeking to exercise the Option on your behalf upon your Disability (if necessary), or upon your estate’s behalf after your death, is authorized and entitled to exercise the Option.

(5)	Limitation on Exercise by Law. You may not exercise the Option if the issuance of the Shares upon such exercise would violate any applicable federal securities laws or other laws or regulations.

(6)	Non-Guarantee of Employment or Service Relationship. Nothing in the Plan or this Agreement alters your at-will or other employment status pursuant to your Employment Agreement, or other service relationship with the Company (or your Employer). This Agreement is not to be construed as a contract of employment or service relationship between the Company (or your Employer) or any of its Affiliates and you, nor as a contractual right of you to continue in the employ of, or in a service relationship with, the Company (or your Employer) or any of its Affiliates for any period of time. This Agreement does not limit in any manner the right of the Company (or your Employer) to discharge you at any time with or without cause or notice and whether or not such discharge results in the forfeiture of any Option Shares or any other adverse effect on your interests under the Plan.

(7)	Entire Agreement. This Agreement, inclusive of the Plan, and the terms of the Employment Agreement incorporated into this Agreement, contains the entire agreement between you, your Employer and the

Company with respect to the Option. Any and all existing oral or written agreements, representations, warranties, written inducements, or other communications made prior to the execution of this Agreement by any person with respect to the Option are superseded by this Agreement and are void and ineffective for all purposes.

(8)	Rights as Stockholder. You understand and agree that you will not be deemed for any purpose to be a stockholder of the Company with respect to any of the Shares unless and until they have been issued to you after your exercise of this Option and payment for the Shares.

(9)	Restrictions on Transfer. This Option cannot be assigned, transferred, pledged, hypothecated, hedged, or disposed of in any way and cannot be subject to execution, attachment or similar process; however, the Option is transferable by way of will or the laws of descent and distribution. Any sale or transfer, or purported sale or transfer, in contravention of the foregoing shall be null and void. The Company will not be required to recognize on its books any action taken in contravention of these restrictions. During your lifetime, only you (or, if you are Disabled and if necessary, your legally authorized guardian or personal representative) may exercise the Option.

(10)	The Company’s Rights. You understand and agree that the existence of this Option will not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations, or other changes in the Company’s capital structure or its business, including that of its Affiliates, or any merger or consolidation of the Company or any Affiliate, or any issue of bonds, debentures, preferred or other stocks with preference ahead of or convertible into, or otherwise affecting the Common Stock or the rights thereof, or the dissolution or liquidation of the Company or any Affiliate, or any sale or transfer of all or any part of the Company’s or any Affiliate’s assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

(11)	Tax Withholding. At the time of exercise, the Company or its Affiliates may withhold from any payment due to you, and you agree to make adequate provision for, all taxes required by law to be withheld in connection with the Option. The Company or its Affiliates may require you to make a cash payment to cover any withholding tax obligation as a condition of exercise of the Option or issuance of certificates representing Shares. The Committee may, in its sole discretion, permit you to satisfy, in whole or in part, any withholding tax obligation which may arise in connection with the Option either by electing to have the Company withhold from the Shares to be issued upon exercise that number of Shares, or by electing to deliver to the Company already-owned shares of Common Stock of the Company, in either case having a Fair Market Value equal to the amount necessary to satisfy the statutory minimum withholding amount due.

(12)	Governing Law. The validity, construction and effect of this Agreement, and of any determinations or decisions made by the Committee relating to this Agreement, and the rights of any and all persons having or claiming to have any interest under this Agreement, will be determined exclusively in accordance with the laws of the State of Maryland, without regard to its provisions concerning the applicability of laws of other jurisdictions. Any suit or action with respect to the Award, the Option or the Shares will be brought in the federal or state courts in the districts, which include Baltimore, Maryland, and you agree and submit to the personal jurisdiction and venue thereof.

(13)	Adjustments. The Committee may make various adjustments to your Option, including adjustments to the number and type of securities subject to the Option and the Exercise Price, in accordance with the terms of the Plan.

(14)	Amendment. This Agreement may be amended from time to time by the Committee in its discretion; however, this Agreement may not be modified in a manner that would have a materially adverse affect on the Option or Shares, as determined by the Committee, except as provided in the Plan, the Employment Agreement, or in a written document signed by you and the Company.

(15)	Notice. Any notice that you are required to give the Company under this Agreement must be delivered to the Secretary of the Company or his or her designee at the principal executive office of the Company. Notice will be deemed to have been duly delivered when received by the Secretary or his or her designee in such form and manner as the Company finds to be acceptable.

(16)	Conformity and Conflict. This Agreement includes a Glossary that provides definitions of certain terms used in this Agreement. All terms not defined in this Agreement (including the Glossary) have the meanings given in the Plan (or if applicable, the Employment Agreement). Unless otherwise specifically provided in this Agreement, in the event of a conflict, inconsistency or ambiguity between or among any provision, term or condition of this Agreement, the Plan, or your Employment Agreement, the provisions of, first, the Plan, second, this Agreement, and lastly, the Employment Agreement, will control in that order of priority, except in the case of Section 12 of this Agreement which will control in all cases.

(17)	Further Assurances. You agree to use your reasonable and diligent best efforts to proceed promptly with the transactions contemplated herein, to fulfill the conditions precedent for your benefit or to cause the same to be fulfilled and to execute such further documents and other papers and perform such further acts as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated herein.

(18)	Severability. If a court of competent jurisdiction (or arbitrator(s), as applicable) determines that any portion of this Agreement is in violation of any statute or public policy, then only the portions of this Agreement which violate such statute or public policy shall be stricken, and all portions of this Agreement which do not violate any statute or public policy shall continue in full force and effect. Further, it is the parties’ intent that any court order (or decision of arbitrator(s), as applicable) striking any portion of this Agreement should modify the terms as narrowly as possible to give as much effect as possible to the intentions of the parties’ under this Agreement.

(19)	Headings. Section headings are used in this Agreement for convenience of reference only and shall not affect the meaning of any provision of this Agreement.

(20)	Counterparts. This Agreement may be executed in counterparts (including electronic signatures or facsimile copies), each of which will be deemed an original, but all of which together will constitute the same instrument.

{The Glossary follows on the next page.}

GLOSSARY

(A) “Cause” shall have the meaning ascribed to such term or words of similar import in your Employment Agreement.

(B) “Change in Control” shall have the meaning ascribed to such term under the Plan, provided that, for purposes of this Agreement, “Change in Control” shall also include the sale or other disposition of the applicable practice segment of the Company indicated below, or a division of such practice segment in which Employee is then employed, by the Company to an unrelated entity.

( ) Corporate Finance/Restructuring Practice

( ) Forensic/Litigation Consulting Practice

( ) Economic Consulting Practice

( ) Technology Practice

(C) “Compliance End Date” means the later of (i) the end date of the applicable vesting period or (ii) the end date of the applicable exercise period.

(D) “Disability” shall have the meaning ascribed to such term or words of similar import in your Employment Agreement.

(E) “Good Reason” shall have the meaning ascribed to such term under the Employment Agreement.

(F) “Release” refers to a valid waiver and general release of claims against the Company, in a form and manner as set forth to an exhibit to the Employment Agreement, with such revisions reasonably determined by the Company to be necessary at the applicable time.

(G) “Restricted Period” shall have the meaning ascribed to such term under the Employment Agreement.

(H) “Retirement” shall have the meaning ascribed to such term under the Employment Agreement.

(I) “Service” shall have the meaning ascribed to such term under the Employment Agreement, provided, however, pursuant to Company-approved alternative written arrangements or agreements, you may continue to accrue Service, by (x) providing a reduced level of services, on terms and conditions satisfactory to the Company; and/or (y) complying with the non-competition and non-solicitation provisions of the Employment Agreement (or other written agreement executed by you and the Company) for an extended period.

(J) “Stock Ownership Requirement” means ownership of a number of unrestricted freely tradable shares of Common Stock at least equal to the applicable share ownership percentage for the applicable vesting date of the number of shares that were subject to stock option awards granted to you that are designated as “Stock Ownership Requirement Awards”, in each case as adjusted for stock splits, stock dividends or reverse stock splits. For these purposes, “unrestricted freely tradable shares of Common Stock” shall not include (i) derivative securities, including nonvested or unexercised stock options (regardless of whether such stock options become vested or exercisable on the applicable date of determination), and other nonvested or forfeitable equity awards, of the Company, and (ii) shares of nonvested restricted stock of the Company, including shares of restricted stock whose restrictions lapse (or may lapse) on the applicable date of determination. Notwithstanding the foregoing and solely for the purposes of the Stock Ownership Requirement determination, stock units under the FTI Consulting, Inc. Deferred Compensation Plan for Key Employees and Non-Employee Directors will count as “unrestricted freely tradable shares of Common Stock”. The below schedule sets the applicable share ownership percentage for each vesting date.

Percentage	Vesting Date
8.33%	First Anniversary of Effective Date
16.67%	Second Anniversary of Effective Date
25.00%	Third Anniversary of Effective Date
33.33%	Fourth Anniversary of Effective Date
41.67%	Fifth Anniversary of Effective Date
50.00%	Sixth Anniversary of Effective Date

(K) “You”; “Your”. You means the recipient of the Award Shares as reflected in the first paragraph of this Agreement. Whenever the word “you” or “your” is used in any provision of this Agreement under circumstances where the provision should logically be construed, as determined by the Committee, to apply to the estate, personal representative, or beneficiary to whom the Award Shares may be transferred by will or by the laws of descent and distribution, the words “you” and “your” will be deemed to include such person.

{The signature page follows.}

IN WITNESS WHEREOF, the parties have has caused this Agreement to be executed as of                     , 20    .

FTI CONSULTING, INC.

By:

Name:

Title:

OPTIONEE’S ACKNOWLEDGMENT AND SIGNATURE

I represent that I have read the Prospectus and am familiar with the Plan’s terms. I accept, on behalf of himself/herself and on behalf of his/her beneficiaries, estate and permitted assigns, to be bound by all of the provisions set forth herein, and that the Option is subject to all of the terms and provisions of this Agreement, and of the Plan under which it is granted, as the Plan may be amended in accordance with their respective terms. I agree to accept as binding, conclusive, and final all decisions or interpretations of the Committee concerning any questions arising under this Agreement, or the Plan with respect to the Option.

Signature of Optionee